EXHIBIT 10.23

Soluna Technologies Investment I, LLC
232 Madison Avenue, Suite 600
New York, New York 10016

January 13, 2020

To:  Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, New York 12205

Attn: Frederick W. Jones, CEO

Email: rjones@mtiinstruments.com

SIDE LETTER AGREEMENT

            This side letter confirms the agreement (the "Agreement") by and between Mechanical Technology, Incorporated, a New York corporation (the "Investor"), and Soluna Technologies Investment I, LLC, a Delaware limited liability company ("STI I, LLC" or the "Preexisting Investor"), regarding and in consideration of Investor's investment in Series A Preferred shares of Soluna Technologies Ltd., a private company incorporated under the laws of British Columbia ("Soluna"), being consummated simultaneous with the entering into of this Agreement.  Capitalized terms used, but not defined, herein shall have the applicable meaning set forth in the Amended and Restated Articles of Incorporation of Soluna, as in effect on the date hereof (the "Amended and Restated Articles").  Upon execution by all parties hereto, this Agreement shall constitute a binding agreement among such parties that may not be amended without such parties' written consent and shall, subject to the limitation set forth in Section 2 below, be effective for so long as the Investor is a shareholder of Soluna.  In the event of a conflict between the provisions of this Agreement and the terms of the Amended and Restated Articles or any other agreement with respect to either of the Investor's or the Preexisting Investor's ownership of shares in Soluna, the provisions of this Agreement shall control.  For reference herein, the defined term "Share Purchase Agreement" shall mean that certain Class A Preferred Share Purchase Agreement, dated even date herewith, entered into by and between Soluna and Investor.

1.          Share Transfer Threshold.  If Soluna, in any single instance following the Class A Preferred Share Original Issue Date, issues Additional Shares (excluding Additional Shares issued pursuant to the "Offering" (as defined in the Share Purchase Agreement)), as defined in Section 27.3 of the Amended and Restated Articles, without consideration or for a consideration per share, in the case of Convertible Securities or Options where the effective "all in" conversion price or exercise price payable to result in the issuance of Common shares to the holder is, less than two (2) times the initial Class A Conversion Price in effect as of the date hereof with respect to the Class A Preferred shares of Soluna issued to Investor, then, upon the written request of Investor, the Preexisting Investor shall transfer to Investor up to a total of Seventy Thousand Seven Hundred Ninety Five (70,795) (as adjusted for any stock splits, stock dividends or similar equity reclassifications following the Class A Preferred Share Original Issue Date) of the Common, Class Seed Preferred and/or Class A Preferred shares of Soluna held by the Preexisting Investor (the number and class of shares of Soluna to be transferred to be determined by Investor to the extent owned by the Preexisting Investor, which transfer may occur in multiple tranches if reasonably necessary due to applicable law).  The right of Investor to receive Common shares, Class Seed Preferred shares and/or Class A Preferred shares of the Preexisting Investor contemplated by this paragraph shall be exercisable only with respect to the first instance in which Soluna, following the Class A Preferred Share Original Issue Date, issues applicable Additional Shares at a valuation less than the Class A Conversion Price amount referred to above and may not be exercised by Investor with respect to multiple such issuances of applicable Additional Shares.

2.           Full Ratchet Anti-dilution True-Up.  If Soluna, at any time after the Class A Preferred Share Original Issue Date and until eighteen (18) months from the date hereof, issues Additional Shares, without consideration or for a consideration per share, in the case of Convertible Securities or Options where the effective "all in" conversion price or exercise price payable to result in the issuance of Common shares to the holder is, less than the applicable Class A Conversion Price in effect immediately before such issue, then, solely with respect to One Hundred Fifty-Eight Thousand Seven Hundred Thirty (158,730) (as adjusted for any stock splits, stock dividends or similar equity reclassifications following the Class A Preferred Share Original Issue Date) of the Class A Preferred shares of Soluna held by Investor, the Preexisting Investor shall, upon the written request of Investor, transfer to Investor up to that number of Common, Class Seed Preferred and/or Class A Preferred shares held by the Preexisting Investor that Investor reasonably determines represents the positive difference between (x) the value Investor would have received had Investor been entitled to "full ratchet" anti-dilution protection with respect thereto pursuant to the Amended and Restated Articles and (y) the value Investor received pursuant to the anti-dilution protection set forth in Section 27.3(9) of the Amended and Restated Articles (i.e., "broad based weighted average" anti-dilution protection).  The number and class of shares of Soluna to be transferred to Investor pursuant to the foregoing sentence shall be determined by Investor to the extent owned by Preexisting Investor, which transfer may occur in multiple tranches if reasonably necessary due to applicable law.  For purposes of this Agreement, "full ratchet" anti-dilution protection shall be calculated by Investor with reference to the applicable Class A Conversion Price in respect of Investor's subject Class A Preferred shares being reduced, concurrently with the applicable issuance or deemed issuance, to the consideration per share received by Soluna for such issue or deemed issue of the Additional Shares; provided, that if such issuance or deemed issuance was without consideration, then Soluna shall be deemed to have received an aggregate of U.S. $.001 of consideration for all such Additional Shares issued or deemed to be issued.  For the avoidance of doubt, the covenants and obligations of Preexisting Investor set forth in this Section 2 shall terminate on that day that is eighteen (18) months from the date hereof.

This Agreement, and the terms and provisions hereof, shall be construed by and governed in accordance with the laws of the State of Delaware, without regard to principles of choice of law.

            This Agreement, and the terms and provisions hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors (by merger, consolidation or otherwise) and permitted assigns.  This Agreement may not be assigned by any party except with the consent of the other party hereto; provided, that Investor may freely assign this Agreement to any affiliate of Investor without the prior written consent of Preexisting Investor.  Any assignment in violation of the preceding sentence shall be deemed and considered null and void.  The parties further agree that this Agreement is being entered into by and among the parties in consideration of the terms and conditions contained herein as well as other good and valuable consideration, including Ten United States Dollars ($10.00) cash-in-hand-paid, the receipt and sufficiency of which are hereby acknowledged.

            This Agreement may be executed in multiple, electronic counterparts and any counterparts so executed shall constitute one and the same instrument.  Notwithstanding anything else herein to the contrary, the Preexisting Investor covenants and agrees to maintain, at all times, a sufficient number of Common, Class Seed Preferred and/or Class A Preferred shares of Soluna to fulfill its duties and obligations pursuant to this Agreement (assuming, for the purposes of this covenant only, the Investor's complete election with respect to the full number of applicable shares described in this Agreement).

[signature page follows]

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Preexisting Investor:
SOLUNA TECHNOLOGIES
INVESTMENT I, LLC

By: /s/ Michael Toporek
Name: Michael Toporek
Title: President of MJT Park Investors, Inc.
MJT Park Investors, Inc. (Manager)

Investor:
MECHANICAL TECHNOLOGY,
INCORPORATED

By: /s/ Frederick W. Jones
Name: Frederick W. Jones
Title: Chief Executive Officer

[Signature Page to MKTY Side Letter Agreement]